                                                                 Exhibit 4.15


                               AMENDMENT NO. 2 TO
               COMMON STOCK SUBSCRIPTION AND REPURCHASE AGREEMENT


   THIS AMENDMENT NO. 2 TO COMMON STOCK SUBSCRIPTION AND REPURCHASE AGREEMENT ("Amendment") is made and entered into as of _____________, by and between EDUCATION MANAGEMENT CORPORATION, a Pennsylvania corporation ("EMC"), and ______________ ("Management Stockholder").

                                  WITNESSETH:

   WHEREAS, EMC and Management Stockholder entered into that certain Common Stock Subscription and Repurchase Agreement dated as of September 13, 1991, as amended as of January 19, 1995 (the "Agreement");

   WHEREAS, as of the date hereof, Section 10 of the Exchange and Repurchase Agreement dated as of October 26, 1989, as amended as of January 19, 1995 (the "Exchange and Repurchase Agreement") to which EMC and Management Stockholder are parties is being amended in order to provide that certain repurchases thereunder that are at a purchase price equal to the lesser of Fair Market Value and the Compounded Adjusted Purchase Price (as those terms are defined in the Exchange and Repurchase Agreement) will instead be at Fair Market Value; and

   WHEREAS, EMC and Management Stockholder desire to amend the agreement in order to provide that the foregoing amendment to the Exchange and Repurchase Agreement will be incorporated by reference in the Agreement so that repurchases of stock under the Agreement will be on the same terms as under the Exchange and Repurchase Agreement, as amended;

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

   1. Amendment of Section 1. The definition of "Exchange and Repurchase Agreement" set forth in Section 1 of the Agreement is hereby amended and restated as follows:

     "'Exchange and Repurchase Agreement' means the Exchange and Repurchase Agreement dated as of October 26, 1989, as amended January 19, 1995, and as amended January 1, 1996, between EMC and you, as the same may thereafter be amended from time to time."

   2. No Other Amendments. Except as expressly amended by this Amendment, the Agreement and each and every representation, warranty, covenant, term and condition therein, are hereby specifically ratified and confirmed.

   3. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

   4. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

   IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                                      EDUCATION MANAGEMENT CORPORATION


                                       By: _____________________________________
                                           ROBERT B. KNUTSON
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER


WITNESS:                               MANAGEMENT STOCKHOLDER:


______________________________         _________________________________________
                                       Signature


                                     - 2 -